
                                               EXHIBIT 11

                                   NATIONAL VISION ASSOCIATES, LTD.
                           STATEMENT RE:  COMPUTATION OF PER SHARE EARNINGS
                       (000's except net income per common share information)



                                             Three Months Ended            Six Months Ended
                                          -----------------------        -------------------
                                          July 1,         June 29,       July 1,       June 29,
                                           1995             1996           1995          1996
                                           ----             ----           ----          ----


NET INCOME                              $   810            $ 1,252       $ 1,646       $ 2,245
                                        =======            =======       =======       =======

WEIGHTED AVERAGE COMMON
  SHARES OUTSTANDING                     20,530             20,615         20,523       20,608

  Common stock equivalents using
   the treasury stock method                128                108            125           74
                                        -------            -------        -------      -------

AVERAGE COMMON SHARES
  OUTSTANDING AS ADJUSTED                20,658             20,723         20,648       20,682
                                        =======            =======        =======      =======


NET INCOME PER COMMON SHARE             $  0.04            $  0.06        $  0.08      $  0.11
                                        =======            =======        =======      =======
